FOR IMMEDIATE RELEASE	EXHIBIT 99.1

Media Contact:
Energy Focus, Inc., Public Relations Office
(440) 715-1295
pr@energyfocusinc.com

Energy Focus, Inc. Names Business Improvement Specialist Larry Goddard to Board of Directors

SOLON, Ohio, July 24, 2008-- Energy Focus, Inc. (Nasdaq: EFOI), the global leader in energy-efficient lighting technologies, is pleased to announce the election of turnaround and business improvement specialist Larry Goddard to the Company’s Board of Directors and his appointment as a member of the Board’s Audit and Finance Committee.

“Energy Focus is a global source for the most energy efficient lighting technologies available and we are aggressively enhancing our business development capabilities,” said Joseph Kaveski, CEO of Energy Focus, Inc. “I am truly pleased to have Larry Goddard join our Board of Directors. His experience and expertise in transformational business practices, including business performance and profitability improvement, turnarounds, workouts, and management support, will be a great asset to Energy Focus as we drive forward with our strategic business initiatives.”

Larry Goddard was born and educated in South Africa and has over 25 years of experience helping companies throughout North America enhance their performance and profitability. He is the President of the Parkland Group, Inc., of Cleveland, Ohio, which he founded in 1989 to provide specialized turnaround and business improvement services. Mr. Goddard has extensive experience in manufacturing businesses of all types, as well as distribution, retail, service, and construction businesses. From 1982 to 1990, Mr. Goddard was the President and Chief Executive Officer of WACO International, a national manufacturer and distributor of construction equipment and supplies located in Cleveland. At WACO, Mr. Goddard led the acquisition of eight companies, which resulted in the growth of revenues from $8 million to over $100 million. He is a Canadian Chartered Accountant, a Chartered Business Valuator, and a Certified Turnaround Professional and serves on numerous corporate advisory boards.

Mr. Goddard is also the author of several well-received books on business improvement, including “Corporate Intensive Care: Why Businesses Fail and How to Make Them Succeed.”

Mr. Goddard replaces Ronald A. Casentini, who resigned from the Board effective July 15, 2008. Mr. Casentini had been serving as a member of the Company’s Board of Directors, as Chairman of the Board’s Audit and Finance Committee, and as a member of the Board’s Compensation Committee. On July 18, 2008, the Board appointed Michael Kasper, one of the Company’s Directors and a member of the Audit and Finance Committee, as Chairman of that Committee, a position that Mr. Kasper had held prior to Mr. Casentini joining the Board.

About Energy Focus, Inc.
Energy Focus, Inc. (NASDAQ: EFOI), designs, develops, manufactures and markets lighting systems for wide-ranging uses in both the general commercial and the pool and spa lighting markets. Energy Focus EFO® systems offer energy savings, heat dissipation and maintenance cost benefits over conventional lighting for multiple applications. The Company’s headquarters are located at 32000 Aurora Rd., Solon, Ohio. The Company has additional offices in California, the United Kingdom, and Germany. Telephone: (440) 715-1300. For more information, see www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the business outlook for 2008 and thereafter, future pool market sales, and the potential growth of EFO sales based upon its energy savings over halogen and fluorescent lights. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company’s future include, but are not limited to, a slowing of the U.S. and world economies and its effect on Energy Focus’ markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Energy Focus operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors, and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Energy Focus financial results, please refer to the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2007, and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.